EXCLUSIVE MARKETING AGREEMENT

This MARKETING AGREEMENT dated the 20th day of August, 2014 (“Agreement”), by and between Overseas BC Marketing, Inc. (“OBCMI”) with its principal office at 40 Broad Street, New York, New York 10005, and Seaniemac International, Ltd., (“BETS”). with its principal office at 780 New York Avenue, Suite A, Huntington, New York 11743.

RECITALS

WHEREAS, OBCMI and its affiliated companies are the owners and developers of a software-based online payment; WHEREAS, BETS with its affiliated companies are in the business of on-line web based sports and casino wagering; and

WHEREAS, BETS desires to retain the marketing services of OBCMI to market its on-line web based waging services and products globally, in all jurisdictions in the world where and to the extent gaming with Bitcoin and other crypto waging and will be acceptable (the “Territory”) on an exclusive basis as it concerns (a) Bitcoins and all other crypto currency gambling as well as (b) such parties that have been introduced by OBCMI and conducted gambling at least once (“OBCMI Customers” and Bitcoins and all other crypto currency gambling as well as OBCMI Customers, hereinafter the “B-Service” and BETS agrees to compensate the OBCMI for the B-Service as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1. RECITALS. The parties agree that the recitals are true and accurate and binding upon them in all respects.

2. LICENSE.

2.1 BETS represents: (i) that it is a duly licensed to offer the BETS gaming platform website services and products in accordance with the terms of this Agreement throughout the Territory covered by this Agreement as presently set forth on Exhibit “A” attached hereto, (ii) that OBCMI will have the exclusive right for all the B-Service on the BETS gaming platform website; (iii) that OBCMI will have the exclusive rights for all gambling derived from OBCMI marketing efforts of B-Service and (iv) and covenants that it shall remain duly licensed and qualified throughout the term of this Agreement and, as its Territories expand, on the first day of every calendar quarter provide OBCMI with updated information where it is licensed. Further, it represents that its operational activities shall fully comply with all applicable governmental laws, regulations, ordinances and resolutions.

2.2 OBCMI represents: (i) that it will exclusively promote BETS on-line web based wagering within the Territory; and (ii) that its operational activities shall fully comply with all applicable governmental laws, regulations, ordinances and resolutions.

3. MARKETING PROGRAM.

OBCMI agrees to promote the BETS gaming platform website within the Territory, commencing upon the execution of this Agreement and when all the logistics have been agreed upon and implemented (the “Effective Date”). OBCMI’s marketing program may include, but not be limited to, the following:

a. Various marketing campaigns to OBCMI’s lists of prospects and leads to direct bitcoin gaming to BETS gaming platform;

b. develop a strategic plan for 2014;

c. develop marketing strategies and marketing materials to raise the corporate image of BETS both within the Territory;

d. form, as necessary, an entity to process/arbitrage bitcoin into currency as needed for BETS gaming platform;

e. create an affinity campaign with existing networks and or partnerships;

f. make website presence on several websites;

g. distribute approved marketing materials to OBCMI existing networks and or partnerships in target areas;

i. work with BETS personnel on approved marketing campaigns

J. develop marketing strategies and marketing materials to raise the corporate image of BETS in the public markets

4. MARKETING MATERIALS AND EXPENSES.

BETS will provide OBCMI with brochures, promotional materials, and any collateral material promoting its gaming platform as reasonably determined by BETS, at no cost to OBCMI. However, except as otherwise provided in this Agreement, all marketing expenses whatsoever incurred pursuant to this Agreement, including, but not limited to, all marketing, advertising and administrative expenses shall be the sole responsibility of OBCMI.

5. TERMINATION AND UPON TERMINATION.

5.1 Unless sooner terminated as provided in Section 5.2, 5.3 and 5.4, the term (the “Term”) of this Agreement shall commence as of the Effective Date as set forth in Section 3, and shall continue to the end of the First Period as set forth in Section 10 hereof (the “Initial Term”). At that time the Agreement will continue on the same terms and conditions as set forth herein (the “Extended Term”).

5.2 If B-Service has not reached the level of performance expected during the First Period as set forth in 10.1.2, Bets may terminate this agreement on a six (6) months prior written notice during which time OBCMI may cure.

5.3 In the event that BETS shall materially breach any provision of this Agreement, OBCMI may elect to terminate this Agreement upon fourteen (14) days’ prior written notice to BETS with an opportunity to cure within such period.

5.4 If this agreement shall terminate, BETS hereby agrees that OBCMI will continue to receive revenue pursuant to the same terms and conditions as received prior to termination from such gambling by the parties that conducted gambling prior to the termination and for which OBCMI received revenue.

5.5 All notices hereunder shall be in writing to the other party and sent via Certified Mail, Return Receipt Requested or via Overnight Express Mail to the other party at the respective address stated above.

6. APPROVAL OF MARKETING PROGRAMS.

OBCMI shall not implement any marketing programs to sell BETS products or services unless and until BETS has reviewed and approved that will not be unreasonably withheld, in its sole discretion, any such proposed program and any related marketing materials or any other promotional materials in any form of media used (Collectively, “Marketing Materials”). Any such Marketing Materials shall be submitted to the Senior Vice President of Marketing at the address set forth above, who shall review and either approve or disapprove such Marketing Materials within seven (7) days of receipt thereof.

9. OBCMI REVENUE.

9.1 OBCMI will receive in revenue for its performance hereunder from BETS an amount computed as twenty (20%) on all gross profit on gross revenue up to $900,000 a month by BETS and thereafter an amount of twenty five (25%) on all gross profit on gross revenue over $900,000 a month of B-Service.

9.2 BETS agrees to pay OBCMI to such account as OBCMI will advice all revenue due on the fifth (5th) business day each month for all revenue earned during the previous month as well as provide OBCMI at that time a written report on all gambling made in B-Service in the previous month.

10. BETS’ COMMON STOCK.

10.1 Upon execution of this Agreement, BETS shall issue to OBCMI or its assigns, Seven Million (7,000,000) common shares (the “Shares”). Notwithstanding the forgoing, as the parties have set up a minimum schedule for when OBCMI and BETS expect that BETS will be making gambling with B-Service, unless During each of the following periods BETS will not have achieved B-Service, as contemplated, BETS may upon six (6) months written notice (during which time OBCMI may cure), cancel the Shares set forth for that period below which Shares will then no longer be owned by OBCMI. In the event that BETS has issued such notice and OBCMI cures, the next performance period will commence first when OBCMI cured. If the B-Service in any given period is reached for a consecutive three (3) months period the end of such period will the commence the period.

10.1.1 One million (1,000,000) Shares are vested at the execution of this Agreement.

10.1.2 During the Eighteen (18) months period of the “Term” (as such term is defined herein) the average turnover of wagering on BETS’ platform as a result of B-Service reaches $900,000 per month, than an additional two million five hundred (2,500,000) Shares shall vest (the “First Period”).

10.1.3 During the second twelve (12) months period of the “Term” (as such term is defined herein) the average turnover of wagering on BETS’ platform as a result of B-Service reaches $1,800,000 per month, than an additional two million five hundred (2,500,000) Shares shall vest.

10.1.4 During the third twelve (12) months period of the “Term” (as such term is defined herein) the average turnover of wagering on BETS’ platform as a result of B-Service reaches $2,500,000 per month, than the final one million (1,000,000) Shares shall vest.

10.1.5 Except for the Shares issued pursuant to 10.1.1 which will immediately be released and transferred to OBCMI, the balance of the Shares will be held in escrow by Legal and Compliance (“Compliance”) and be released and transferred to OBCMI as such Shares will vest. Vested shares will each time be forthwith released and transferred to OBCMI by Compliance upon written notice by either BETS or OBCMI, evidencing that the performance stand for the period in question has been met, such as by including in such notice a report from Boyles Sports.

10.1.6 Notwithstanding the forgoing provisions in Section 10, if BETS will conduct a split of its stock whether by increasing or decreasing the number of shares without that the reason is an equity infusion, the number of shares set forth in Sections 10 above will be proportionately adjusted.

11. MISCELLANEOUS.

11.1 GOVERNING LAW. Jurisdiction; Venue. The parties consent to the personal jurisdiction of, and venue in, the courts of the State of New York which shall govern this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance. Jurisdiction and venue shall be in New York County, New York, USA.

11.2 ASSIGNMENT. Neither party may transfer or assign any of its rights or obligations under this Agreement only upon the prior written consent of the other party. In the event of a transfer or assign any of its rights or obligations under this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

11.3 NO IMPLIED WAIVERS. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

11.4 SEVERABILITY. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to renegotiate in good faith those provisions so held to be invalid to be valid, enforceable provisions which provisions shall reflect as closely as possible the original intent of the parties, and further agree to be bound by the mutually agreed substitute provision.

11.5 FORCE MAJEURE. Except for payment of monies, neither party shall be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, man-made or natural disasters, earthquakes, fire, riots, flood, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

11.6 HEADINGS. Headings of paragraphs herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

11.7 NOTICE. Any notice required or permitted to be given under this Agreement shall be delivered (a) by hand, (b) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice in accordance with this Section 11.7 (c) by overnight courier, or (d) by fax with confirming letter mailed under the conditions described in (b) above. Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

11.8 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties. The terms of any purchase order are expressly excluded.

In Witness Whereof, the parties hereto have duly executed this Agreement effective as of the Effective Date.

IN WITNESS WHEREOF, the parties have caused this Exclusive Marketing Agreement to be executed on and as of the first date above.

Overseas BC Marketing, Inc.

By:	/s/ Yohan A. Naraine
Name:	Yohan A. Naraine
Title:	President
Dated:	08/20/2014

Seaniemac International, Ltd.

By:	/s/ Barry Brookstein
Name:	Barry Brookstein
Title:	Chief Executive Officer